EXHIBIT 10.23

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                             BOARD OF DIRECTORS

                                       OF

                             AVON PRODUCTS, INC.

                         DEFERRED COMPENSATION PLAN


                       (As Amended and Restated Effective

                          as of January 1, 1997)











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                             BOARD OF DIRECTORS

                         DEFERRED COMPENSATION PLAN

                     (As amended and Restated Effective
                             as of January 1, 1997)

ELIGIBILITY          Any member of the Board of Directors of Avon
                     Products, Inc. (the "Company") who is not also an officer may participate in the Plan.


ELECTION TO
DEFER Each eligible Director may elect to defer all or part of his or her cash compensation (annual retainers and meeting fees) payable for the succeeding calendar year of service. Once made, this election is irrevocable for such calendar year.

                     With regard to amounts deferred, the participant may choose between crediting these amounts to a Deferred Stock Account or a Deferred Cash Account. The percentage allocated to these accounts is at the discretion of the participant.


CREDITING OF
DEFERRED
AMOUNTS The Company shall establish and maintain individual accounts in the name of each participant who elects to defer compensation. Compensation deferred during any calendar quarter will be credited to the applicable account on the last day of such quarter.


CASH ACCOUNT-
INTEREST All deferred compensation, inclusive of accumulated interest, credited to a Deferred
                     Cash Account as of the end of each calendar year will be credited with additional interest for such year at a rate which shall be the prime rate charged by Morgan Guaranty Trust Company of New York, in effect on the last business day of the year. The account balance as of the beginning of such year will be credited with a full year's interest. The compensation amounts newly deferred in each subsequent quarter will be credited with a portion of such annualized interest commencing as of the end of the applicable quarter, e.g. half of a full year's interest would be credited for compensation newly deferred in the second quarter of a year.





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                     The foregoing notwithstanding, any and all
                     compensation deferred by a participant prior to 1992, inclusive of accumulated interest, will continue to be credited at the end of each calendar year with an interest rate equal to the sum of Moody's Composite Bond Rate, plus four percentage points, through the end of the year in which the Director's service is terminated.


STOCK ACCOUNT
- DIVIDENDS          Compensation deferred for any calendar
                     quarter which is allocated to a Participant's
                     Deferred Stock Account will be credited to such account as of the last day of the applicable quarter and its total dollar amount converted into a number of shares of Avon Common Stock equivalents, including fractions,
                     ("Stock Units"). The number of Stock Units so credited will be equal to the number of shares of Avon Common Stock, including fractions, that could have been purchased with the amount of compensation deferred for the calendar quarter at the closing price of a share of such stock on the New York
                     Stock Exchange averaged over the last 10 trading days during the calendar quarter.

                     As of the date any dividend is paid to
                     shareholders of Common Stock, the participant's Deferred Stock Account shall also be credited with additional Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the closing price of Common Stock on such date with the dividends paid on the number of shares of Common Stock to which the Participant's Stock Units are then equivalent.

                     If at any time the number of the Company's outstanding shares of Common Stock shall be increased as the result of any stock split, stock dividend or other reclassification of shares, the number of Stock Units to which such stock is equivalent will be increased in the same proportion.

                     As of the end of the calendar year in which the participant for any reason ceases to be a Director, including retirement, termination, or death, the total number of the participant's Stock Units, including fractions, will be converted to a cash value amount. In determining such amount, each Stock Unit will be deemed to have a value equal to the closing price of a share of Avon Common Stock on the New York Stock Exchange averaged over the last 10 trading days of such year. The resulting cash value will then b


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                    merged with the value of any separate Deferred
                    Cash Account that may be maintained for the participant.


VALUATION
OF ACCOUNTS        The cash value of a participant's total account
                   including any accumulated interest and Stock Units will be determined each December 31st ("Valuation
                   Date"). For years during which the participant continues to be a Director, Stock Units will be valued for this purpose based on the closing price of a share of Avon Common Stock on the New York
                   Stock Exchange on the last trading day of the year.


PAYMENT OF
DEFERRED
COMPENSATION       The value of the participant's entire deferred
                   compensation account shall be payable in cash in a single payment on or about January 15th of the year next following termination of service as a Director of the Company. If otherwise previously elected by the participant, however, such value may be paid out in consecutive annual installments up to a maximum of fifteen annual installments.
                   All installment payments will be made on or about
                   January 15th commencing with the year next following termination of service as a Director of the Company.


                   Should a participant elect installment payments, the amount of the first installment payment will be a fraction of the value of the participant's total deferred compensation account on the preceding Valuation Date, the numerator of which is one (1) and the denominator of which is the total number of annual installments elected. Thereafter, the amount of each subsequent payment will be a fraction of the remaining value of the participant's deferred compensation account on the Valuation Date preceding each subsequent installment payment, the numerator of which is one
                   (1) and the denominator of which is the
                   total number of installments elected minus the number of installments previously paid. Interest shall continue to accrue on the unpaid balance of the account, credited annually, at the prime rate described above.




DEATH OF A
PARTICIPANT        In the event of a participant's death any time
                   prior to complete distribution of all amounts payable, the unpaid balance of the participant's account, including any unpaid installments, will be determined as of the Valuation Date as of the end of the calendar year in which death has occurred, and will be paid in a single sum on the January 15th following such Valuation Date, or as soon as reasonably possible thereafter. All Stock
                   Units credited to a Deferred Stock Account will be converted to a cash value as described above.


                   Payment will be made to the beneficiary designated by the Director in writing. In the event that a participant is not survived by a designated beneficiary, payment of the account balance will be made to the participant's surviving spouse, if any, otherwise to the participant's estate.


MANNER OF
ELECTION The election to defer cash compensation for any calendar year must be in writing and received by the Company prior to the beginning of such year. An election to receive payments of deferred compensation in annual installments must be made prior to the end of the year in which service with the Board has terminated; i.e. before the first installment payment has been distributed.


ADMINISTRATION     The Plan shall be administered by the Secretary of
                   the Company. The right to receive deferred compensation may not be transferred, assigned, or subject to attachment or other legal process.


AMENDMENT          The Plan may be amended at any time by action of
                   the Nominating and Directors' Activities Committee of the Board of Directors, provided, that no amendment may adversely effect rights to deferred compensation accrued prior to the effective date of such amendment.